Exhibit 99.1

Quest Software Enters Into Agreement with Insight Venture

Partners to Become Private Company in Transaction Valued at

$2.0 Billion

Quest Shareholders to Receive $23.00 cash per share

60-day “Go-shop” period to solicit alternative proposals

ALISO VIEJO, Calif. – Friday, March 9, 2012 – Quest Software, Inc. (NASDAQ: QSFT) (the “Company” or “Quest”), today announced that it had entered into definitive agreements with affiliates of Insight Venture Partners (“Insight”), under which stockholders not affiliated with the buyout group would receive $23.00 per share in cash, valuing the Company at approximately $2.0 billion. The shares of Chairman and CEO Vinny Smith, who will continue to lead the Company after the closing of the proposed transaction, will be “rolled over” into the surviving privately owned entity. The purchase price represents a 19-percent premium to the closing price on March 8, 2012.

The proposed merger with an affiliate of Insight was negotiated and unanimously recommended to the Board by a Special Committee of the Company’s Board of Directors, which comprised three independent and disinterested directors. The Special Committee was advised by independent financial and legal advisors. The entire Board, with the exception of Vinny Smith who recused himself from the vote, voted in favor of the proposed transaction.

H. John Dirks, Chairman of the Special Committee stated, “We are pleased to have successfully negotiated a transaction that includes an attractive upfront premium for Quest’s shareholders, an all-cash deal that would eliminate ongoing execution risk following a transaction, and that compares favorably with Quest’s standalone alternatives. In addition, the transaction agreements include a robust ‘go-shop’ provision and a low termination fee structure. The Special Committee pursued this option after a review with their advisors of the Company’s strategic alternatives, and the Special Committee and the Board recommend that the Company’s stockholders vote in favor of the proposed transaction.”

Upon closing, Quest expects to become a privately held company and will continue to be led by Vinny Smith and the existing senior management team. The Company plans to maintain its headquarters in California.

“As a private company, we will have increased flexibility to drive innovation across our product lines and execute our long-term strategy. We expect this strategic partnership with Insight, with whom we have worked for many years, will ensure the Company has a secure foundation and a commitment to investment in the Company’s long-term growth,” said Vinny Smith. “This move to a private company also will create exciting career opportunities for our employees, while retaining our commitment to continuing to provide excellent service to our customers.”

“Insight has known Vinny Smith for many years and is pleased to support him and management as they seek the stability and long-term focus required for the Company to achieve its potential,” said Michael Triplett, Managing Director at Insight. “We believe that our track record of success working with leading infrastructure management software companies enables us to be strong partners to management while they increase value to all stakeholders in the Company, including employees and customers.”

Special Committee to Oversee a 60-Day “Go-Shop” Process

The Special Committee negotiated a 60-day period (the “go-shop” period) during which the Special Committee – with the assistance of its independent financial and legal advisors – will actively solicit, receive, evaluate and potentially enter into negotiations with parties that offer alternative proposals. There can be no assurance that this process will result in a superior offer. The Company and the Special Committee do not intend to disclose developments with respect to the solicitation process unless and until the Special Committee and the Board have made a decision with respect to any potential superior proposal. The period commences on the date of the agreement.

The agreement also calls for the Company to pay a break-up fee to Insight of $4.2 million for termination of the merger agreement during the go-shop period in connection with a superior proposal. After the end of the go-shop period, the break-up fee for superior proposals is $6.3 million.

Closing of the transaction is subject to the affirmative vote in favor of the transaction of holders of a majority of the Company’s outstanding shares, which will be sought at a special meeting of the stockholders of the Company. In addition, the transaction is subject to a non-waivable condition, pursuant to which more than 50 percent of the outstanding shares held by the Company’s stockholders who are not rolling over shares in the transaction must approve the transaction, and other customary closing conditions and regulatory approvals. Subject to the closing conditions and the receipt of no superior proposal, the transaction is expected to close in the third quarter of 2012.

Vinny Smith’s Support of the Transaction

In connection with the agreement, Vinny Smith has agreed to roll over all of his existing shares and restricted stock units in the Company (representing approximately 34 percent of current shares outstanding) into the newly created private Company. Smith has agreed to vote his shares in favor of the transaction. However, if the merger agreement is terminated, he will be released from this obligation.

For further information regarding all terms and conditions contained in the definitive merger agreement, please see Quest's Current Report on Form 8-K, which will be filed in connection with this transaction.

The transaction will be financed through a combination of a $210 million equity commitment from Insight, a rollover of Vinny Smith’s existing shares and $1.195 billion of debt financing commitments from J.P. Morgan Chase Bank N.A., RBC Capital Markets and Barclays Capital. RBC Capital Markets and Barclays Capital also acted as financial advisors.

Morgan Stanley & Co. LLC acted as financial advisor to the Special Committee and provided a fairness opinion in connection with the transaction. Potter Anderson & Corroon LLP acted as legal counsel to the Special Committee in connection with the transaction. Willkie Farr & Gallagher LLP served as legal counsel to Insight in connection with the transaction. Cadwalader, Wickersham & Taft LLP served as legal counsel to Mr. Smith in connection with the transaction. Latham & Watkins LLP served as legal counsel to the Company in connection with the transaction.

About Quest

Established in 1987, Quest (NASDAQ: QSFT) provides simple and innovative IT management solutions that enable more than 100,000 global customers to save time and money across physical and virtual environments. Quest products solve complex IT challenges ranging from database management, data protection, identity and access management, monitoring, user workspace management to Windows management. For more information, go to www.Quest.com.

About Insight Venture Partners

Insight Venture Partners is a leading private equity and venture capital firm focused on the global software, infrastructure software, Internet and data-services industries. Founded in 1995, Insight has raised more than $5 billion and made more than 150 investments. Insight has a successful two-team structure: the firm’s investment team evaluates thousands of companies globally each year, while the Insight Onsite team of consultants works with growth-stage management to provide resources and advice to enable them to achieve long-term success. For more information, visit www.Insightpartners.com.

Additional Information and Where to Find It

The Company intends to file with the Securities and Exchange Commission (the “SEC”) a proxy statement and intends to furnish or file other materials with the SEC in connection with the proposed transaction. The definitive proxy statement will be sent or given to the stockholders of the Company and will contain important information about the proposed transaction and related matters. Before making any voting decision, Quest’s stockholders are urged to read the proxy statement and those other materials carefully and in their entirety because they will contain important information about the Company and the proposed transaction. The proxy statement and other relevant materials (when they become available), and any other documents filed by Quest with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from Quest by contacting Quest’s Investor Relations Department (i) by mail to Quest Software, 5 Polaris Way, Aliso Viejo, CA 92656, (ii) by telephone at 949-754-8383 or (iii) by e-mail to emily.ganem@quest.com. The contents of the websites referenced above are not deemed to be incorporated by reference into the proxy statement.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Information about the Company’s directors and executive officers is set forth in the Company’s proxy statement for its 2011 Annual Meeting of Stockholders, which was filed with the SEC on April 28, 2011, and its Annual Report on Form 10-K for the year ended December 31, 2011, which was filed with the SEC on February 29, 2012. These documents are available free of charge at the SEC’s website at www.sec.gov, and from the Company by contacting the Company’s Investor Relations Department (i) by mail to Quest Software, 5 Polaris Way, Aliso Viejo, CA 92656, (ii) by telephone at 949-754-8383 or (iii) by e-mail to annette.trent@quest.com. Additional information regarding the interests of participants in the solicitation of proxies in connection with the transaction will be included in the proxy statement that the Company intends to file with the SEC.

Forward-Looking Statements

This release may include predictions, estimates and other information that might be considered forward-looking statements, including, without limitation, statements relating to the completion of this transaction. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including: (1) the Company may be unable to obtain stockholder approval as required for the transaction; (2) conditions to the closing of the transaction may not be satisfied; (3) the transaction may involve unexpected costs, liabilities or delays; (4) the business of the Company may suffer as a result of uncertainty surrounding the transaction; (5) the outcome of any legal proceedings related to the transaction; (6) the Company may be adversely affected by other economic, business, and/or competitive factors; (7) the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement; (8) the ability to recognize benefits of the transaction; (9) risks that the transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the transaction; and (10) other risks to consummation of the transaction, including the risk that the transaction will not be consummated within the expected time period or at all. If the transaction is consummated, stockholders unaffiliated with the transaction will cease to have any equity interest in the Company and will have no right to participate in its earnings and future growth. Additional factors that may affect the future results of the Company are set forth in its filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2011, which is available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date thereof.

Contacts:	Quest Software, Inc.
Media:
Tracy Benelli / 949-754-8633
or The Abernathy MacGregor Group
Tom Johnson / 212-371-5999 / TBJ@abmac.com
James Lucas / 213-630-6550 / JBL@abmac.com
Investors:
Thomas Patterson / 949-754-8336 / thomas.patterson@quest.com or Stephen Wideman / 949-754-8142 / stephen.wideman@quest.com

Insight Venture Partners
Erica Harris / 212-230-9276 / eharris@insightpartners.com